Exhibit 10.1

GENERAL MILLS, INC.

2006 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Effective as of September 25, 2006

GENERAL MILLS, INC.
2006 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

1.	PURPOSE

        The purpose of the General Mills, Inc. 2006 Compensation Plan for Non-Employee Directors (the “Plan”) is to provide a compensation program which will attract and retain qualified individuals not employed by General Mills, Inc. and its subsidiaries (the “Company”) to serve on the Board of Directors of the Company (the “Board”) and to further align the interests of non-employee directors with those of the stockholders by providing that a portion of compensation will be linked directly to increases in stockholder value.

2.	EFFECTIVE DATE, DURATION OF PLAN

        This Plan shall become effective as of September 25, 2006, subject to the approval of the Plan by the stockholders. The Plan will terminate on September 30, 2011 or such earlier date as determined by the Board or the Compensation Committee of the Board (the “Committee”); provided that no such termination shall affect rights earned or accrued under the Plan prior to the date of termination.

3.	DEFINITIONS

        Wherever used in this Plan, the following terms have the meanings set forth below:

        “Board” means the Board of Directors of the Company.

        “Change of Control” has the meaning set forth in Section 11.

        “Code” means the Internal Revenue Code of 1986, as amended.

        “Committee” has the meaning set forth in Section 2.

        “Common Stock” means Company common stock ($.10 par value).

        “Company” means General Mills, Inc. and its subsidiaries.

        “Deferred Compensation Account” has the meaning set forth in Section 6(d).

        “Election Form” means a written form provided by the Committee pursuant to which a Participant may elect the form and timing of distributions with respect to his or her retainer, Stock Units and dividend equivalents under the Plan.

        “Fair Market Value” means the average of the intraday high and low price of the national market composite price of the Common Stock on the applicable date.

        “Option” has the meaning set forth in Section 7(a).

        “Plan” means the General Mills, Inc. 2006 Compensation Plan for Non-Employee Directors as set forth herein and as amended.

        “Plan Year” has the meaning set forth in Section 6(a).

        “Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Code section 409A.

        “Stock Unit Account” has the meaning set forth in Section 8(a).

        “Stock Units” has the meaning set forth in 8(a).

4.	PARTICIPATION

        Each member of the Board who is not an employee of the Company at the date compensation is earned or accrued shall be eligible to participate in the Plan unless prohibited from participating by the terms of their employment (a “Participant”).

5.	COMMON STOCK SUBJECT TO THE PLAN

        a)       General.   The Common Stock to be issued under this Plan is to be made available from the authorized but unissued Common Stock, shares of Common Stock held in the treasury, or Common Stock purchased on the open market or otherwise. Subject to the provisions of the next succeeding paragraphs, the maximum aggregate number of shares authorized to be issued under the Plan shall be 700,000 and the maximum number of shares authorized to be issued under the Plan in a single Plan Year shall be 160,000.

        Upon forfeiture or termination of Stock Units prior to vesting, the shares of Common Stock subject thereto shall again be available for awards under the Plan.

        b)       Adjustments for Corporate Transactions.   If a corporate transaction has occurred affecting the Common Stock such that an adjustment to outstanding awards is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant, then in such manner as the Committee deems equitable, an appropriate adjustment shall be made to (i) the number and kind of shares which may be awarded under the Plan; (ii) the number and kind of shares subject to outstanding awards; (iii) the number of shares credited to a Stock Unit Account; and (iv) the exercise price of outstanding Options provided that the number of shares of Common Stock subject to any Option denominated in Common Stock shall always be a whole number. For this purpose a corporate transaction includes, but is not limited to, any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction. Notwithstanding anything in this Section to the contrary, an adjustment to an Option under this Section 5(b) shall be made in a manner that will not result in a new grant of an Option under Code Section 409A.

6.	RETAINER

        a)       General.   Each non-employee director shall be entitled to receive a retainer with respect to each one-year board term, beginning the day of each annual stockholders’ meeting and ending the day before the succeeding annual stockholders’ meeting (the “Plan Year”) in an amount determined from time to time by the Board. Retainers shall be earned and paid at the end of each of the Company’s fiscal quarters.

        b)       Normal Payment Terms.   The normal payment terms for retainers are cash in a lump sum. In the absence of an affirmative election to the contrary, the retainer (or the portion not subject to such elections) shall be paid 10 business days following the last day of each quarterly period described above in (a).

        c)       Deferral Elections.   Each Participant may elect an alternative form (lump sum vs. installments) in which a retainer may be delivered and the timing for such delivery, pursuant to the terms of Section 9. Participants shall make such election by filing an irrevocable Election Form with the Committee before the calendar year in which a Plan Year begins. The election shall apply to amounts earned in a period described in (a) above that begins during the Plan Year. Notwithstanding the foregoing, in the first year in which a non-employee director becomes eligible to participate in the Plan, an election may be made with respect to services to be performed subsequent to the election, to the extent permitted under Code section 409A. Such an election must be made on an Election Form within 30 days after the date the non-employee director becomes eligible to participate in the Plan.

        d)       Deferred Cash Alternative.   For each Participant who affirmatively elects to defer receipt of his or her retainers in the form of deferred cash, the Company shall establish a separate account (a “Deferred Compensation Account”) and credit such deferred cash compensation into that Account as of the date the amounts would otherwise be paid. A separate Deferred Compensation Account shall be established for each Plan Year a Participant makes such a deferral election. Earnings, gains and losses shall be credited to each such Deferred Compensation Account based on the rate earned by the fund or funds selected by the Participant from among funds or portfolios established under the General Mills, Inc. 401(k) Savings Plan or any other qualified benefit plan maintained by the Company which the Minor Amendment Committee, or its delegate, in its discretion, may from time to time establish.

Distributions from a Deferred Compensation Account shall be made in accordance with Section 9.

        The Company has established a Supplemental Benefits Trust with Wells Fargo Bank Minnesota, N.A. as trustee to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company’s obligations as to Deferred Compensation Accounts under the Plan and certain other deferred compensation plans of the Company. In the event of a Change in Control as defined in Section 11 below, the Company shall be obligated to immediately contribute such amounts to the trust as may be necessary to fully fund all Deferred Compensation Accounts payable under the Plan. Any Participant in the Plan shall have the right to demand and secure specific performance of this provision. All assets held in the trust remain subject only to the claims of the Company’s general creditors whose claims against the Company are not satisfied because of the Company’s bankruptcy or insolvency (as those terms are defined in the trust agreement). No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the trust before the assets are paid to the Participant and all rights created under the trust, as under the Plan, are unsecured contractual claims of the Participant against the Company.

        e)       Common Stock Alternative.   Each Participant may affirmatively elect to receive all or a specified percentage of his or her retainers for a Plan Year in shares of Common Stock, which, if elected, will be issued 10 business days following the last day of each quarterly period during the Plan Year described above in (a). Only whole numbers of shares will be issued, with any fractional share amounts paid in cash. For purposes of computing the number of shares earned each quarter during the Plan Year, the value of each share shall be equal to the Fair Market Value on the third Business Day preceding the last day of each quarter described above in (a) during the Plan Year. For the purposes of this Plan, “Business Day” shall mean a day on which the New York Stock Exchange is open for trading.

        f)       Death.   Notwithstanding any other provision of the Plan, if a Participant dies during a Plan Year, the balance of the amount due for the full quarter in which death occurs shall be payable in full to the Participant’s estate, in cash, 60 days following the date of death.

7.	NON-QUALIFIED STOCK OPTIONS

        a)       Grant of Options.   Each non-employee director on the effective date of the Plan (or, if first elected after the effective date of the Plan, on the date the non-employee director first attends a Board meeting) shall be awarded an option (an “Option”) to purchase shares of Common Stock, in an amount determined from time to time by the Board, or its delegate. As of the close of business on each successive annual stockholders’ meeting after the date of the original award, each Participant who is re-elected to the Board shall be granted an additional Option to purchase shares of

Common Stock. All Options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Code section 422.

        b)       Option Exercise Price.   The per share price to be paid by the Participant at the time an Option is exercised shall be 100% of the Fair Market Value on the date of grant, or on the last date preceding the date of grant on which the Common Stock was traded.

        c)       Term of Option.   Each Option shall expire ten (10) years from the date of grant.

        d)       Exercise and Vesting of Option.   Each Option will vest on the date of the annual stockholders’ meeting next following the date the Option is granted. Upon vesting, a Participant shall be given the full ten (10) year term to exercise the Option without regard to whether he or she continues to serve on the Board. If, for any reason, a Participant ceases to serve on the Board prior to the date an Option vests, such Option shall be forfeited and all further rights of the Participant to or with respect to such Option shall terminate. Notwithstanding the foregoing, if a Participant should die during his or her term of service on the Board, any vested Option may be exercised by the person designated in such Participant’s last will and testament or, in the absence of such designation, by the Participant’s estate, and any unvested Options shall fully vest and become exercisable upon death for the remainder of the Option’s full term.

        e)       Method of Exercise.   A Participant exercising an Option shall give notice to the Company of such exercise and of the number of shares elected to be purchased prior to 4:30 P.M. CST/CDT on the day of exercise, which must be a business day at the executive offices of the Company. The exercise price shall be paid to the Company at the time of such exercise, subject to any applicable rule or regulation adopted by the Committee:

(i) in cash (including check, draft, money order or wire transfer made payable to the order of the Company);

(ii) through the tender of shares of Common Stock owned by the Participant (by either actual delivery or attestation); or

(iii) by a combination of (i) and (ii) above.

To determine the amount of the payment, Common Stock delivered pursuant to (ii) or (iii) shall have a value equal to the Fair Market Value of the Common Stock on the date of exercise.

        f)       Non-transferability.   Except as provided by rule adopted by the Committee, an Option shall be non-assignable and non-transferable by a Participant other than by will or the laws of descent and distribution. A Participant shall forfeit any Option assigned or transferred, voluntarily or involuntarily, other than as permitted under this subsection.

8.	STOCK UNITS

        a)       Awards.   On the effective date of the Plan (or, if a Participant is first elected after the effective date of the Plan, on the date the Participant first attends a Board meeting) and at the close of business on each successive annual stockholders’ meeting, each Participant shall be awarded the right to receive shares of Common Stock (“Stock Units”), subject to vesting as provided in Section 8(b). Only a Participant who is re-elected to the Board shall be entitled to a grant under this Section 8(a) of Stock Units awarded at the close of business on an annual meeting date after the date of the original grant to Participants. A separate Stock Unit Account will be established for the Participant each time an award of Stock Units is made.

                   The maximum aggregate number of shares authorized to be issued under the Plan upon vesting of Stock Unit awards shall be 175,000. Participants receiving Stock Units will have no rights as stockholders of the Company with respect to allocations made to their Stock Unit Account(s), except the right to receive dividend equivalent allocations under Section 8(d).

                   Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such time as share certificates for Common Stock are issued to the Participants.

        b)       Vesting of Stock Units.   A Participant’s interest in the Stock Units shall vest on the date of the annual stockholders’ meeting next following the date of the award of the Stock Units. If, for any reason, a Participant ceases to serve on the Board prior to the date the Participant’s interest in a grant of Stock Units vests, such Stock Units shall be forfeited and all further rights of the Participant to or with respect to such Stock Units shall terminate. Notwithstanding the foregoing, a Participant who dies while serving on the Board prior to the vesting of Stock Units shall fully vest in such Stock Units, effective as of the date of death.

        c)       Election Concerning Receipt of Common Stock.   Each Participant receiving an award of Stock Units under Section 8(a) may elect the time and form (lump sum vs. installments) of distribution of Common Stock attributable to such Stock Units, pursuant to the terms of Section 9. If no affirmative election is made, all Stock Units shall be paid in shares of Common Stock 10 days following vesting.

        d)       Dividend Equivalents.   The Participant may also elect to have dividend equivalents payable on Stock Units paid currently in cash or reinvested in Stock Units. If the amounts are reinvested, on each dividend payment date for the Common Stock, the Company will credit each Stock Unit Account with an amount equal to the dividends that would have been paid had the Stock Units been actual shares of Common Stock, which shall be used to “purchase” additional Stock Units at a price equal to the Fair Market Value on the dividend date. Such additional Stock Units shall be distributed at the same time and in the same form as the rest of the Stock Unit Account balance. If the Participant fails to make an election, the dividend equivalent amounts shall be paid in cash currently.

        e)       Timing of Elections.   In order to make an election under Sections 8(c) and/or 8(d) with respect to Stock Units awarded for a Plan Year, a Participant shall file an irrevocable Election Form with the Committee before the calendar year in which the Plan Year begins. Notwithstanding the foregoing, in the first year in which a non-employee director becomes eligible to participate in the Plan, a deferral election may be made with respect to services to be performed subsequent to the election, to the extent permitted under Code section 409A. Such an election must be made on an Election Form within 30 days after the date the non-employee director becomes eligible to participate in the Plan.

9.	DISTRIBUTION PROVISIONS FOR DEFERRED CASH AND STOCK UNITS

        The following distribution provisions shall apply to Deferred Compensation Accounts and Stock Unit Accounts:

        a)       Timing.   Distributions from Deferred Compensation Accounts shall normally commence at Separation from Service, however, a Participant may affirmatively elect a specified date for commencement, provided said date is not later than age 70. The same rule applies to Stock Units which have been deferred beyond the vesting period described in Section 8(b). Elections as to the timing of benefit commencement shall be made in accordance with Sections 6 and 8, as appropriate.

        b)       Form of Distribution.   Distributions shall normally be made in a lump sum. However, a Participant may affirmatively elect to receive substantially equal annual installments over a period of up to 10 years. Such elections shall be made in accordance with Sections 6 and 8, as appropriate.

        c)       Manner of Distribution.   Amounts credited to Deferred Compensation Accounts shall be paid in cash. Amounts credited to Stock Unit Accounts shall be paid in Common Stock based on the number of Stock Units credited to the Stock Unit Account and paid in cash equal to any dividend equivalent amounts which had not been used to “purchase” additional Stock Units.

        d)       Distribution Upon Death.   Notwithstanding any elections by a Participant or provisions of the Plan to the contrary, if a Participant dies before full distribution of a Deferred Compensation Account or Stock Unit Account, such accounts shall be distributed to the Participant’s estate in a lump sum 60 days following the date of death.

        e)       Changes in Time or Form of Distribution.   A Participant who has elected to have an Account payable as of a specified date in (a) above (but not a Participant who has elected Separation from Service as the payment timing) may make any number of subsequent elections to change the time of commencement and/or form (lump sum vs. installments) of a distribution; provided, however, that such an election shall be effective only if all of the following conditions are satisfied:

(i) the election may not take effect until at least twelve (12) months after the date on which the election is made;

(ii) a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made;

(iii) the election must be made at least twelve (12) months before the specified date; and

(iv) the newly elected specified commencement date may not be beyond the Participant’s 70th birthday and no new election may be made after the Participant’s 65th birthday.

For purposes of elections made under this Section, installment distributions shall be treated as a single distribution.

        g)       Permitted Payment Delays.   Notwithstanding any provision of this Plan to the contrary, any distribution to a Participant under the Plan shall be delayed upon the Committee’s determination that one or more of the following events may occur:

(i) the making of the payment would violate a term of a loan agreement to which the Company is a party, or other similar contract to which the Company is a party, and such violation would cause material harm to the Company; or

(ii) the making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment subject to this Section 9(g) shall ultimately be paid in accordance with Code section 409A.

        h)       Payment Acceleration.   If amounts deferred under the Plan must be included in a Participant’s income under Code section 409A prior to the scheduled distribution of such amounts, distribution of such amount shall be made to the Participant.

10.	CHANGE OF CONTROL

        Notwithstanding a Participant’s election or provisions of the Plan to the contrary, upon the occurrence of a “Change of Control” (as defined in Section 11), all Options and Stock Units shall fully and immediately vest, and shall be exercisable or paid pursuant to the terms of the Plan that are otherwise applicable. If the Change of

Control is also a “change in control” as defined under Code section 409A(a)(2)(A)(v) and official guidance thereunder, all Stock Unit Accounts shall be distributed in a single payment 30 days following such Change of Control.

11.	ADMINISTRATION

        The Plan shall be administered by the Committee. The Committee shall have full power to interpret the Plan, formulate additional details and regulations for carrying out the Plan and amend, modify or terminate the Plan as from time to time it deems proper and in the best interests of the Company, provided that after a “Change of Control” no amendment, modification of or action to terminate the Plan may be made which would affect compensation earned or accrued prior to such amendment, modification or termination without the written consent of a majority of Participants determined as of the day before a “Change of Control.” Any decision or interpretation adopted by the Committee shall be final and conclusive. A “Change of Control” means:

        a)       The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (3) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or

        b)       Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

        c)       The approval by the shareholders of the Company of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

        d)        Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

12.	GOVERNING LAW

        The validity, construction and effect of the Plan and any such actions taken under or relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

13.	NOTICES

        Unless otherwise notified, all notices under this Plan shall be sent in writing to the Company, attention Corporate Compensation, P.O. Box 1113, Minneapolis, Minnesota 55440. All correspondence to the Participants shall be sent to the address which is their recorded address as listed on the election forms.

14.	PLAN TERMINATION

        Upon termination of the Plan, distribution of Deferred Compensation Accounts and Stock Unit Accounts shall be made as described in Section 9, unless the Committee determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.

15.	COMPLIANCE WITH CODE SECTION 409A

        It is intended that this Plan shall comply with the provisions of Code section 409A and the Treasury regulations relating thereto so as not to subject the Participants to the payment of additional taxes and interest under Code section 409A. In furtherance of this intent, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.